UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 20, 2006

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 20, 2006, at the Annual Meeting of Shareholders, Franklin Covey’s (the Company) shareholders approved an amendment to the Company’s articles of incorporation to extend the period during which it has the right to redeem outstanding preferred stock at 100 percent of the liquidation preference, or $25 per share plus accrued dividends. The amendment extends the current redemption deadline from March 8, 2006 to December 31, 2006 and provides for the right to extend the redemption period for an additional year to December 31, 2007 if $10.0 million of preferred stock, in addition to prior preferred stock redemptions, is redeemed before December 31, 2006. The preferred stock redemption announced for February 13, 2006 (refer to Item 8.01 below) satisfies the December 31, 2007 redemption extension requirement.

Item 8.01  Other Events

On January 23, 2006, the Company announced that it had given notice to the shareholders of its Series A Preferred Stock for the redemption of $10.0 million, or approximately 400,000 shares, of currently outstanding Series A Preferred Stock. The Company’s required 15 business-day redemption notice was dated January 23, 2006 for shareholders of record on that date and preferred shares will be redeemed from shareholders on a pro-rata basis. The preferred stock redemption will be made at its liquidation preference, or $25 per share plus accrued dividends through February 13, 2006, the redemption date. Following this redemption, the Company will have 1.5 million shares of preferred stock outstanding.

The Company also announced that its Board of Directors authorized the purchase up to $10.0 million of its currently outstanding common stock. These purchases will be made at the Company’s discretion at prevailing market prices and will be subject to customary regulatory requirements and considerations. The Company does not have a timetable for the purchase of these common shares and the authorization by the Board of Directors does not have an expiration date.

Item 9.01  Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated January 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN COVEY CO.

Date:	January 23, 2006	By:	/s/ STEPHEN D. YOUNG
Stephen D. Young
Chief Financial Officer